Exhibit 21.1

                           SUBSIDIARIES OF THE REGISTRANT

1. Capital Factors, Inc. (subsidiary of Capital Factors Holding, Inc.), incorporated in the State of Florida, doing business under the name of Capital Factors, Inc. (Florida) and CB Factors, Inc. (California), and Capital Factors Northeast, Inc. (New York).

2. CF One, Inc. (subsidiary of Capital Factors Holding, Inc.) incorporated in the State of Delaware, doing business under the name of Capital Factors One, Inc.

3. CF Funding Corp. (subsidiary of Capital Factors, Inc.) incorporated in the State of Delaware, doing business under the name of Capital Factors Funding Corp.

4. Capital TempFunds, Inc. (subsidiary of Capital Factors, Inc.) incorporated in the State of North Carolina, doing business under the name of TempFunds America.